EXHIBIT 99.1
                                                                   ------------


                                Contacts:  Duane Reade Holdings, Inc.
                                           John Henry
                                           (212) 273-5746
                                           SVP - Chief Financial Officer

                                           Investors: Cara O'Brien/Caren Barbara
                                           Press: Diane Zappas
                                           (212) 850-5600
                                           Financial Dynamics

FOR IMMEDIATE RELEASE


                       DUANE READE HOLDINGS, INC. REPORTS
                    FOURTH QUARTER AND FULL YEAR 2007 RESULTS

    ~ FOURTH QUARTER ADJUSTED FIFO EBITDA INCREASES 14.9% TO $25.0 MILLION ~
       ~ FULL YEAR ADJUSTED FIFO EBITDA INCREASES 23.5% TO $78.7 MILLION ~
           ~FOURTH QUARTER OPERATING INCOME IMPROVES TO $1.2 MILLION ~
 ~ FULL YEAR OPERATING LOSS OF $24.6 MILLION COMPARES TO $19.5 MILLION IN 2006,
      WHICH INCLUDED ONE-TIME LABOR CONTINGENCY INCOME OF $18.0 MILLION ~


NEW YORK, NY - MARCH 13, 2008 - Duane Reade Holdings, Inc. today reported financial results for the fourth quarter and year ended December 29, 2007.

FOURTH QUARTER KEY HIGHLIGHTS

     o Adjusted FIFO EBITDA increased 14.9% to $25.0 million, or 5.8% of sales, from $21.8 million, or 5.3% of sales last year, representing the sixth consecutive quarter of year-over-year Adjusted FIFO EBITDA growth

     o Industry leading front-end same-store sales growth was 7.5% and pharmacy same-store sales growth was 3.3%

     o    Gross margin expanded to 30.7% from 30.1% in the prior year period

     o Selling, general, and administrative expenses as a percentage of sales declined to 25.4% from 26.0% in the prior year period

     o Operating income improved to $1.2 million from a $13.7 million operating loss in the prior year period

     o    Net loss declined to $15.1 million from $29.7 million

FULL YEAR KEY HIGHLIGHTS

     o Adjusted FIFO EBITDA increased 23.5% to $78.7 million, or 4.7% of sales, from $63.7 million, or 4.0% of sales in 2006

     o Industry leading front-end same-store sales growth was 8.6% and pharmacy same-store sales growth was 5.9%

     o    Gross margin improved to 30.3% from 30.0% in the prior year

     o Selling, general and administrative expenses as a percentage of sales declined to 26.5% compared to 26.9% last year

     o Operating loss was $24.6 million compared to a $19.5 million operating loss in 2006 which included one-time labor contingency income of $18.0 million

     o Net loss was $87.8 million compared to $79.4 million in 2006 which also included the one-time labor contingency income of $18.0 million

David D'Arezzo, Interim Chief Executive Officer and Chief Marketing Officer, commented, "We are very pleased with the results of our successful turnaround and with having achieved the upper range of our annual Adjusted FIFO EBITDA guidance. Our success is due to the efforts of our entire team of executives and employees who were instrumental in helping to execute our plan and transform Duane Reade. The strong foundation that we built together will enable us to take the Company into its next phase of measured growth, in which we will strengthen and diversify our footprint, further develop the Duane Reade brand and continue to be active members of the New York community."

FOURTH QUARTER RESULTS

Net retail store sales, which exclude pharmacy resale activity, increased 4.4% to $414.6 million from $397.2 million in the fourth quarter of 2006. Total net sales increased 4.1% to $431.6 million from $414.5 million during the same period last year. Total same-store sales increased by 5.7% compared to the fourth quarter of 2006, including a front-end same-store sales increase of 7.5% and a pharmacy same-store sales increase of 3.3%. During the quarter, the Company opened four new stores and closed three stores. At the end of 2007, the Company operated 242 stores, compared to 248 stores at the end of 2006.

The Company's industry leading front-end same-store sales growth was driven by continued strong performance in the food and beverage categories, over-the-counter products, and health and beauty care items. The pharmacy same-store sales growth was primarily attributable to increased Medicare Part D sales. Generic drugs, which typically sell at lower prices but yield higher margins and profitability than brand-named drugs, represented approximately 57.7% of pharmacy prescriptions for the fourth quarter, compared to 53.7% of pharmacy prescriptions in the fourth quarter of 2006. The higher proportion of generics adversely impacted pharmacy same-store sales growth by 3.4%.

In the fourth quarter of 2007, the Company reclassified its store occupancy costs from cost of sales to selling, general and administrative expenses in accordance with current industry practice. For the 13 weeks ended December 29, 2007 and December 30, 2006, the reclassification resulted in decreases of $38.4 million and $37.4 million in cost of sales, respectively, and corresponding increases in gross profit and selling, general and administrative expenses. This accounting change did not impact operating profit or loss for either of the periods presented.

Gross margin for the fourth quarter increased to 30.7% from 30.1% in the prior year period, driven by higher selling margins resulting from improvements in front-end merchandising, increased pharmacy margins related to higher rates of generic utilization and a reduced LIFO charge. These factors were partially offset by higher shrink losses. As a percentage of sales, selling, general and administrative expenses declined to 25.4% from 26.0% in the prior year, primarily due to improved leveraging of costs on higher sales, reduced advertising costs and lower legal and professional fees.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, increased 14.9% to $25.0 million for the fourth quarter of 2007 from $21.8 million in the prior year period. As a percentage of sales, Adjusted FIFO EBITDA increased to 5.8% from 5.3% in the fourth quarter of 2006.

The Company's fourth quarter operating income improved to $1.2 million from an operating loss of $13.7 million in the prior year period. Net loss was $15.1 million, compared to a net loss of $29.7 million in the prior year period. The improvement in both of these measures was principally attributable to the improvements in gross margin and selling, general and administrative expenses discussed above, as well as a reduction in other expenses to $2.6 million from $13.0 million in the fourth quarter of 2006, which included a $10.2 million asset impairment charge. The impairment charge recorded in the fourth quarter of 2007 was $0.9 million. The favorable impact of these items was partially offset by higher depreciation and amortization expense in 2007 due to recent store openings, renovations and other capital spending.

FULL YEAR RESULTS

For the full year, total net sales were $1.687 billion, reflecting an increase of 6.4%, compared to $1.585 billion last year. Net retail store sales for the current year increased 6.1% to $1.623 billion from $1.530 billion in the prior year. Total same-store sales increased 7.4% compared to 2006, including a front-end same-store sales increase of 8.6% and a pharmacy same-store sales increase of 5.9%. During the year, the Company opened 10 stores and closed 16 stores, compared to 5 new stores opened and 8 stores closed in 2006.

For the years ended December 29, 2007 and December 30, 2006, the previously discussed change in accounting for store occupancy costs decreased cost of sales by $158.1 million and $151.5 million, respectively, with a corresponding increase to gross profit and selling, general and administrative expenses. This change in accounting had no effect on the operating loss for either of the periods presented.

Gross margin increased to 30.3% from 30.0% in 2006, primarily due to improved front-end selling margins. Selling, general and administrative expenses as a percentage of total net sales declined to 26.5% from 26.9% in 2006, mainly due to improved leveraging of costs on higher same-store sales and increased pharmacy resale activity. As a percentage of store sales, selling, general and administrative expenses declined by 35 basis points in 2007.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, increased by 23.5% to $78.7 million, or 4.7% of sales, from $63.7 million, or 4.0% of sales, in the prior year. Operating loss was $24.6 million in 2007, compared to $19.5 million in the prior year. Net loss for the year was $87.8 million, compared to a net loss of $79.4 million in 2006. The increases in operating loss and net loss for 2007 were primarily due to the prior year recognition of one-time labor contingency income of $18.0 million. Excluding the prior year's labor contingency income, the 2007 operating loss and net loss improved by $12.9 million and $9.6 million, respectively, over 2006 due to improved gross margin and better leveraging of operating expenses.

At year end, the Company's total debt, including capital leases but excluding the liability associated with the issuance of the redeemable preferred stock, was $555.9 million, reflecting a decrease of $16.6 million from the balance at the end of fiscal 2006. Availability under the Company's revolving credit facility at year end was approximately $72.3 million. The increased availability at year end reflects the benefit of unspent proceeds from the sale of redeemable preferred stock and common stock warrants to Oak Hill Capital Partners L.P. and their affiliates. These proceeds were received in the first half of 2007 and are being used to fund the acquisition of up to eight store leases from the Gristedes supermarket chain as well as certain growth-related capital expenditures. As of December 29, 2007, the Company had completed the acquisition and opened stores for five of the Gristedes leases.

OUTLOOK FOR 2008

The Company's current expectations for the full year 2008 are as follows:

     o Adjusted FIFO EBITDA in the range of $90 million to $95 million, representing an improvement of 14% to 21% over 2007

     o    Net loss in the range of $58.3  million to $63.3  million

     o Net retail store sales, excluding pharmacy resale activity, in the range of $1.720 billion to $1.736 billion

     o    Same-store sales growth in the range of 3.3% to 4.3% with:

          - Front-end same-store sales growth in the range of 4.5% to 5.5%, and

          -    Pharmacy same-store sales growth in the range of 2.0% to 3.0%

     o    A total of 15 expected new store openings

Mr. D'Arezzo concluded, "We are optimistic and excited about our prospects for growth and continued positive momentum in 2008. Our strong and talented team has solidly positioned our Company to maximize the opportunities that lay ahead of us as New York's leading drug store. We remain confident in our ability to maintain and expand our leadership position in the years to come."

CONFERENCE CALL INFORMATION
The Company will hold a conference call on March 13, 2008 at 10:00 AM Eastern Time to discuss financial results for the fourth quarter and year ended December 29, 2007. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (HTTP://WWW.DUANEREADE.COM), and the call will be archived on the website approximately one hour after completion of the call through March 27, 2008. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on March 13, 2008 through March 27, 2008. The replay can be accessed by dialing (800) 642-1687, access code 35682168.

ABOUT DUANE READE
Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of December 29, 2007, the Company operated 242 stores.

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE AND THE ACCOMPANYING DISCUSSION ON THE EARNINGS CONFERENCE CALL ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. IN ADDITION, THIS DOCUMENT MAY CONTAIN STATEMENTS, ESTIMATES OR PROJECTIONS THAT CONSTITUTE "FORWARD-LOOKING" STATEMENTS AS DEFINED UNDER U.S. FEDERAL SECURITIES LAWS. FORWARD-LOOKING
STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED OR EXPECTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHER THINGS, THE COMPETITIVE ENVIRONMENT IN THE DRUG STORE INDUSTRY IN GENERAL AND IN THE NEW YORK METROPOLITAN AREA, THE ABILITY TO OPEN AND OPERATE NEW STORES, THE
CONTINUED EFFORTS BY PAYERS AND GOVERNMENT AGENCIES TO REDUCE PRESCRIPTION REIMBURSEMENT RATES AND PRESCRIPTION DRUG BENEFITS, THE STRENGTH OF THE ECONOMY IN GENERAL, THE ECONOMIC CONDITIONS IN THE NEW YORK GREATER METROPOLITAN AREA, CHANGES IN FEDERAL AND STATE LAWS AND REGULATIONS, INCLUDING THE POTENTIAL IMPACT OF CHANGES IN REGULATIONS SURROUNDING THE IMPORTATION OF PHARMACEUTICALS FROM FOREIGN COUNTRIES AND CHANGES IN LAWS GOVERNING MINIMUM WAGE REQUIREMENTS, CHANGES IN THE COMPANY'S OPERATING STRATEGY, CAPITAL EXPENDITURE PLANS OR DEVELOPMENT PLANS, THE COMPANY'S ABILITY TO ATTRACT, HIRE AND RETAIN QUALIFIED PHARMACY AND OTHER PERSONNEL, THE COMPANY'S SIGNIFICANT INDEBTEDNESS, LABOR DISTURBANCES, THE CONTINUED IMPACT OF, OR NEW OCCURRENCES OF, TERRORIST ATTACKS IN THE NEW YORK GREATER METROPOLITAN AREA AND ANY ACTIONS THAT MAY BE TAKEN IN RESPONSE, DEMOGRAPHIC CHANGES, THE COMPANY'S ABILITY TO LIMIT FRAUD AND SHRINK, THE RESULTS OF THE COMPANY'S LEGAL PROCEEDINGS AND RECALLS OF PHARMACEUTICAL PRODUCTS DUE TO HEALTH CONCERNS OR OTHER REASONS. THOSE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN DUANE READE'S REPORTS FILED WITH THE SEC FROM TIME TO TIME, INCLUDING ITS ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q AND CURRENT REPORTS ON FORM 8-K. YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE THEY ARE MADE. EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY FEDERAL SECURITIES LAWS, WE DO NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.

                                      # # #

TABLE 1
                                     DUANE READE HOLDINGS, INC.
                                Consolidated Statements of Operations
                                             (Unaudited)
                                           (In thousands)

                                                         FOR THE         FOR THE         FOR THE        FOR THE
                                                         13 WEEKS       13 WEEKS         52 WEEKS       52 WEEKS
                                                          ENDED           ENDED           ENDED          ENDED
                                                        ------------    ------------    ------------  ------------
                                                        December 29,    December 30,    December 29,  December 30,
                                                            2007           2006             2007          2006
                                                        ------------    ------------    ------------  ------------
Net sales                                                 $ 431,606      $ 414,465       $1,686,752     $1,584,778
Cost of sales (1)                                           299,181        289,670        1,176,376      1,108,727
                                                          ---------      ---------       ----------     ----------
Gross profit (1)                                            132,425        124,795          510,376        476,051
                                                          ---------      ---------       ----------     ----------
Selling, general & administrative expenses (1)              109,785        107,786          446,696        426,532
Labor contingency income                                          -              -                -        (18,004)
Depreciation and amortization                                18,620         17,723           73,080         71,932
Store pre-opening expenses                                      250              -              600            305
Gain on sale of pharmacy files                                    -              -           (1,337)             -
Other (see table 6)                                           2,596         12,964           15,948         14,747
                                                          ---------      ---------       ----------     ----------
                                                            131,251        138,473          534,987        495,512
                                                          ---------      ---------       ----------     ----------
Operating income (loss)                                       1,174        (13,678)         (24,611)       (19,461)
Interest expense, net                                        16,166         14,718           60,977         56,947
                                                          ---------      ---------       ----------     ----------
Loss before income taxes                                    (14,992)       (28,396)         (85,588)       (76,408)
Income tax expense                                               65          1,296            2,192          2,956
Net loss                                                  $ (15,057)     $ (29,692)       $ (87,780)     $ (79,364)
                                                          =========      =========        =========      =========

(1) During the fourth quarter, the Company changed its accounting for the store occupancy costs reflected on the statements of operations. The impact of the change in accounting was a reclassification of store occupancy costs from cost of sales to selling, general and administrative ("SG&A") expenses. This change in accounting will make the Company's statements of operations more comparable to its industry peers. For the 13 weeks ended December 29, 2007 and December 30, 2006, the impact of the accounting change was a reclassification that decreased cost of sales by $38.4 million and $37.4 million, respectively, with a corresponding increase to gross profit and SG&A expenses. For the 52 weeks ended December 29, 2007 and December 30, 2006, the impact of the accounting change was a reclassification that decreased cost of sales by $158.1 million and $151.5 million, respectively, with a corresponding increase to gross profit and SG&A expenses. This reclassification had no effect on the operating income
     (loss)for any of the periods presented.

TABLE 2
                                     DUANE READE HOLDINGS, INC.
                                     Consolidated Balance Sheets
                                             (Unaudited)
                                           (In thousands)

                                                                      December 29,   December 30,
                                                                        2007             2006
                                                                    --------------   -------------
Current Assets
     Cash                                                           $       1,380    $      1,395
     Receivables, net (1)                                                  55,707          57,181
     Inventories (2)                                                      211,678         218,924
     Deferred Income Taxes                                                      -           2,429
     Prepaid Expenses and Other Current Assets (3)                         13,205          25,659
                                                                    --------------   -------------
       Total Current Assets                                               281,970         305,588

Property and Equipment, net                                               195,740         208,148
Goodwill                                                                   70,099          70,384
Other Assets, net (4)                                                     194,680         214,461
                                                                    --------------   -------------
       Total Assets                                                 $     742,489    $    798,581
                                                                    ==============   =============

Current Liabilities
     Accounts Payable (5)                                           $      75,769    $     83,410
     Accrued Expenses (6)                                                  52,244          55,679
     Current Portion of Debt and Capital Leases (7) (8)                   145,346         160,295
                                                                    --------------   -------------
       Total Current Liabilities                                          273,359         299,384

Long Term Debt and Capital Leases                                         410,508         412,169
Deferred Income Taxes                                                      27,423          29,621
Other Liabilities (9)                                                     104,523          54,670
                                                                    --------------   -------------
       Total Liabilities                                                  815,813         795,844
                                                                    --------------   -------------

Total Stockholders' Equity (Deficit)                                      (73,324)          2,737
                                                                    --------------   -------------

       Total Liabilities and Stockholders' Equity (Deficit)         $     742,489    $    798,581
                                                                    ==============   =============

(1) Includes third party pharmacy receivables of $37,608 and $39,274 at December 29, 2007 and December 30, 2006, respectively.

(2) Decrease in inventory from December 30, 2006 reflects the Company's working capital management initiatives.

(3) Decrease in prepaid expenses and other current assets from December 30, 2006 is primarily due to the timing of monthly rent payments.

(4) Decrease in other assets from December 30, 2006 is primarily due to the amortization of intangible assets resulting from the valuation step-up in connection with the Oak Hill acquisition.

(5) Decrease in accounts payable from December 30, 2006 of $7.6 million is primarily due to the timing of monthly rent payments and the Company's working capital management initiatives.

(6) Decrease in accrued expenses from December 30, 2006 is primarily due to the payment of previously accrued severance for certain executives.

(7) Decrease in current portion of debt and capital leases from December 30, 2006 of $14.9 million is primarily due to the proceeds resulting from the sale of redeemable preferred stock and common stock warrants to Oak Hill Capital Partners L.P. and affiliates. The Company received $39.4 million in proceeds in the first half of 2007 which are being used to fund the acquisition of up to eight store leases from the Gristedes supermarket chain as well as certain growth-related capital expenditures.

(8) The outstanding revolver loan balance of $141.4 million at December 29, 2007 and $157.1 million at December 30, 2006 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of FAS 6 - "Classification of Short-Term Obligations Expected to be Refinanced," to reclassify the debt as long-term. It should be noted that this reclassification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its maturity in 2011.

(9)  Increase in other  liabilities  from  December 30, 2006 is primarily due to
     (i) the issuance of redeemable preferred stock in connection with the acquisition of certain Gristedes supermarket leases and other capital expenditures, which is classified as a liability pursuant to SFAS No. 150 - "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" and (ii) an increase in the deferred rent liability resulting from the addition of new leases in 2007.

TABLE 3

                                     DUANE READE HOLDINGS, INC.
                                           Operating Data
                                             (Unaudited)
                                       (Dollars in thousands)

                                                       FOR THE         FOR THE       FOR THE        FOR THE
                                                       13 WEEKS       13 WEEKS       52 WEEKS       52 WEEKS
                                                        ENDED           ENDED         ENDED          ENDED
                                                      ------------  -------------  -------------  ------------
                                                      December 29,   December 30,   December 29,  December 30,
                                                         2007           2006           2007          2006
                                                      ------------  -------------  -------------  ------------
LIFO EBITDA (1)                                       $    19,794   $      4,045   $     48,469   $    34,467
LIFO (Benefit)/Expense                                       (200)         1,383          1,600         3,033
                                                      ------------  -------------  -------------  ------------
FIFO EBITDA (1)                                       $    19,594   $      5,428   $     50,069   $    37,500
                                                      ------------  -------------  -------------  ------------

FIFO EBITDA as a percentage of net sales                     4.5%           1.3%           3.0%          2.4%

Adjusted FIFO EBITDA (2)                                 $ 25,032       $ 21,791       $ 78,677      $ 63,694

Adjusted FIFO EBITDA as a percentage of sales                5.8%           5.3%           4.7%          4.0%

Capital expenditures                                      $ 5,992        $ 6,960       $ 26,050      $ 25,112
Lease acquisitions and other investing activities         $ 4,659        $ 1,232       $ 19,206       $ 6,458

Same-store sales growth                                      5.7%           7.2%           7.4%          4.6%
Pharmacy same-store sales growth                             3.3%           6.0%           5.9%          2.6%
Front-end same-store sales growth                            7.5%           8.1%           8.6%          6.2%
Pharmacy sales as a % of net sales                          45.3%          46.4%          46.0%         46.5%
Third Party sales as a % of
   prescription sales                                       93.0%          93.0%          93.0%         92.8%

Average weekly prescriptions
   filled per store (3)                                       842            822            831           805

Number of stores at end of period                                                           242           248
Retail square footage at end of period                                                1,648,690     1,732,725
Average store size (sq.ft.) at end of period                                              6,813         6,987

(1) As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, labor contingency income, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in our various debt agreements. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

     We understand that, although security analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

     Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2) As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expenses, certain charges related to the acquisition transaction, closed store costs, accounting investigation costs, former CEO (Mr. Cuti) matters, non-cash stock option expense and certain other non-recurring payments that are not included in the definition of EBITDA used for our various debt agreements.

(3)  Comparative stores only, does not include new stores.

TABLE 4

                                     DUANE READE HOLDINGS, INC.
                          Reconciliation of Net Sales to Retail Store Sales
                                             (Unaudited)
                                           (in thousands)

                                                    FOR THE       FOR THE      FOR THE      FOR THE
                                                   13 WEEKS      13 WEEKS     52 WEEKS     52 WEEKS
                                                     ENDED         ENDED        ENDED       ENDED
                                                 -----------   -----------  -----------   -----------
                                                 December 29,  December 30, December 29,  December 30,
                                                    2007          2006         2007          2006
                                                 -----------   -----------  -----------   -----------
Net sales                                        $  431,606    $  414,465   $ 1,686,752   $ 1,584,778
Resale activity                                      17,049        17,226        63,564        54,420
                                                 -----------   -----------  -----------   -----------
Net retail store sales                           $  414,557    $  397,239   $ 1,623,188   $ 1,530,358
                                                 ===========   ===========  ===========   ===========


                    Reconciliation of Non-GAAP Financial Measures to Net Loss and
                              Net Cash Provided by Operating Activities
                                             (Unaudited)
                                           (in thousands)

                                                    FOR THE       FOR THE      FOR THE      FOR THE
                                                   13 WEEKS      13 WEEKS     52 WEEKS     52 WEEKS
                                                     ENDED         ENDED        ENDED        ENDED
                                                 -----------   -----------  -----------   -----------
                                                 December 29,  December 30, December 29,  December 30,
                                                    2007          2006         2007          2006
                                                 -----------   -----------  -----------   -----------

FIFO EBITDA                                      $   19,594    $    5,428   $   50,069    $   37,500
LIFO (Benefit)/Expense                                 (200)        1,383        1,600         3,033
                                                 -----------   -----------  -----------   -----------
LIFO EBITDA                                          19,794         4,045       48,469        34,467

Depreciation and amortization                       (18,620)      (17,723)     (73,080)      (71,932)
Labor contingency income                                  -             -            -        18,004
Interest expense                                    (16,166)      (14,718)     (60,977)      (56,947)
Income tax provision                                    (65)       (1,296)      (2,192)       (2,956)
                                                 -----------   -----------  -----------   -----------
Net loss                                         $  (15,057)   $  (29,692)  $  (87,780)   $  (79,364)
                                                 -----------   -----------  -----------   -----------

Net loss                                            (15,057)      (29,692)     (87,780)      (79,364)
Adjustments to reconcile net loss
     to cash provided by operating activities:
  Depreciation and amortization                      19,533        18,637       76,733        75,882
  Deferred tax provision                                115         1,111        2,065         2,520
  Non-cash rent expense                               2,685         3,275       11,678        10,956
  Reversal of labor contingency liability                 -             -            -       (18,004)
  Impairment and other non-cash expense               1,026        10,373          705        10,584
Changes in operating assets and liabilities:
  Receivables                                        (2,174)       (5,947)       1,473          (800)
  Inventories                                         8,435         7,769        7,246        12,654
  Prepaid expenses and other assets                     969           380       12,455         4,255
  Other assets/liabilities, net                       4,064        (1,333)       7,607        (8,939)
  Accounts payable                                   (3,640)       (2,159)      (7,641)       10,699
  Accrued expenses                                    7,182        14,491       (5,270)       (8,827)

                                                 -----------   -----------  -----------   -----------
Cash provided by operating activities            $   23,138    $   16,905   $   19,271    $   11,616
                                                 -----------   -----------  -----------   -----------


Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above                             $   19,594    $    5,428   $   50,069    $   37,500

Non-cash rent expense                                 2,685         3,275       11,678        10,956
Former CEO (Mr. Cuti) matters                         1,173           827        6,013         1,280
Oak Hill management fee                                 312           312        1,250         1,250
Asset impairment charges                                868        10,202          868        10,202
Stock option expense                                    157           125          982           336
Closed store costs                                     (727)            -        4,351             -
Accounting investigation costs                           67           835        2,250           835
Other                                                   903           787        1,216         1,335
                                                 -----------   -----------  -----------   -----------
Adjusted FIFO EBITDA                             $   25,032    $   21,791   $   78,677    $   63,694
                                                 ===========   ===========  ===========   ===========

TABLE 5

                           DUANE READE HOLDINGS, INC.
                  Reconciliation of Range of Projected Non-GAAP
                         Financial Measures to Net Loss
                                   (Unaudited)
                                 (in thousands)

                                                       For the 52 Weeks Ended
                                                         December 27, 2008
                                                   ----------------------------

Net sales                                          $ 1,780,000     $ 1,796,000
Resale activity                                         60,000          60,000
                                                   ------------    ------------
Net retail store sales                             $ 1,720,000     $ 1,736,000
                                                   ============    ============


EBITDA (Adjusted FIFO Basis)                          $ 90,000        $ 95,000

Deferred rent expense                                  (10,100)        (10,100)
Other expense (1)                                       (4,300)         (4,300)
                                                   ------------    ------------
EBITDA (FIFO Basis)                                     75,600          80,600

LIFO expense                                            (3,200)         (3,200)
                                                   ------------    ------------
EBITDA (LIFO Basis)                                     72,400          77,400

Depreciation and amortization expense                  (74,500)        (74,500)
Interest expense                                       (58,700)        (58,700)
Income taxes                                            (2,500)         (2,500)
                                                   ------------    ------------
Net loss                                           $   (63,300)    $   (58,300)
                                                   ============    ============

(1) Includes Oak Hill management fees, stock option expenses in accordance with SFAS No. 123R and expenses attributable to the Company's former CEO (Mr.
     Cuti).

TABLE 6
                                     DUANE READE HOLDINGS, INC.
                                    Components of "Other Expense"
                                             (Unaudited)
                                           (In thousands)

                                           FOR THE       FOR THE           FOR THE         FOR THE
                                          13 WEEKS       13 WEEKS         52 WEEKS        52 WEEKS
                                            ENDED         ENDED             ENDED           ENDED
                                         -------------  -------------    -------------  --------------
                                          December 29,   December 30,     December 29,   December 30,
                                            2007           2006             2007            2006
                                         -------------  -------------    -------------  --------------
Closed Store Costs                       $       (727)  $          -     $      4,351   $           -

Asset Impairment Charges                          868         10,202              868          10,202

Oak Hill Management Fee                           312            312            1,250           1,250

Accounting Investigation                           67            835            2,250             835

Former CEO (Mr. Cuti) matters                   1,173            827            6,013           1,280

Other                                             903            788            1,216           1,180

                                         -------------  -------------    -------------  --------------
Total Other Expense                      $      2,596   $     12,964     $     15,948   $      14,747
                                         =============  =============    =============  ==============